Exhibit 99.1

Nortek Reports 7% Net Sales Increase in First Quarter
39% Sales Increase in Commercial HVAC Segment Outpaces Commercial Construction Market Growth
Providence, RI, May 10, 2012 - Nortek, Inc. (Nasdaq: NTK), a diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and technology products, today announced financial results for the three months ended March 31, 2012.
First Quarter 2012 Highlights

•	Net sales increased 7% in the first quarter of 2012 to $522.8 million from $488.6 million in the first quarter of 2011. Acquisitions contributed $4.7 million to net sales for the quarter.

•	Gross margin increased to 27.9% in the first quarter of 2012, from 26.0% in the same quarter a year earlier.

•
Selling, general and administrative expense (SG&A) decreased by $3.1 million in the first quarter of 2012 to $110.1 million, from $113.2 million a year earlier. As a percentage of net sales, SG&A expense decreased to 21.0% from 23.2% in the first quarter of 2011.

•	Depreciation and amortization expense for the first quarter of 2012 was $20.3 million, compared with $29.5 million in the same quarter a year earlier.

•	Operating earnings increased to $24.9 million, from $1.9 million in the first quarter of 2011.

•	Net loss for the first quarter of 2012 narrowed to $1.2 million, or $0.08 loss per share, compared with a net loss for the first quarter of 2011 of $21.1 million, or $1.40 loss per share.

•	As of March 31, 2012, Nortek's balance sheet included $72.4 million in unrestricted cash and cash equivalents, and the Company had $17 million of outstanding debt under its revolving credit facility.
Management Comments on the First Quarter
“Nortek delivered improved results on both the top and bottom lines in the first quarter of 2012, driven primarily by growth in our Commercial HVAC segment,” said President and Chief Executive Officer Michael J. Clarke. “At the same time, we continued to strengthen our operations, improve our cash conversion cycle and reduce our debt, while making progress in strategically positioning Nortek for profitable long-term growth.”
“Sales in our Commercial HVAC segment grew 39% from the first quarter last year - outpacing overall growth in the commercial construction market,” Clarke said. “Although the domestic housing sector faced continued challenges, our Technology Products and Residential Ventilation Products segments delivered modest growth, offsetting a decline in Residential HVAC product sales.”
“This was a quarter of solid year-over-year margin expansion in key areas of our business,” said Clarke. “A combination of volume growth, improved pricing, operational leverage and a favorable product sales mix led to enhanced profitability in our Commercial HVAC segment. Margins were also stronger in our Residential Ventilation Products segment as a result of improved pricing and operational efficiency. Overall, our SG&A expense was down from the first quarter last year both in dollars and as a percentage of sales.”
“Reflecting this margin improvement and our focus on working capital management, Nortek generated strong cash from operations during the quarter,” Clarke said. “This enabled us to pay down our revolving credit facility by $25 million and by an additional $5 million subsequent to quarter-end. As a result, we are well-positioned to invest in future growth while continuing to reduce debt.”
Management Comments on the Company's Outlook
“Looking ahead to the balance of 2012, we expect activity in the residential and nonresidential construction markets to be up slightly from the levels experienced in 2011,” said Clarke. “Although the headwinds that have affected our markets for the past few years seem to be easing, the environment remains far from robust. Nonetheless, we believe the improved performance of our business positions Nortek not only to continue succeeding in the current demand environment, but also to deliver accelerated growth in sales and margins when construction, repair and remodeling activity finally rebounds on a sustainable basis.”
First Quarter Conference Call Details
Nortek has scheduled a conference call to review its results for the first quarter of 2012 tomorrow, May 11, 2012, at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the Company's website at www.nortekinc.com. The live call also can be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the Company's website.
About Nortek
Nortek* is a diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and technology products. The Company offers a broad array of products, including: range hoods, bath fans, indoor air quality systems, heating, air conditioning and air management systems, and technology offerings including audio, video, access control, security, and digital display mounting and mobility products.
*As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise.  This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "intend," "may," "plan," "potential," "project," "should," or "would" and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, and product and warranty liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission including the description of "risk factors" set forth under IA in our annual report on Form 10-K, as updated on subsequent quarterly reports on Form 10-Q.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

	For the first quarter ended
	March 31, 2012	April 2, 2011
	(Dollar amounts in millions, except per share data)

Net Sales	$522.8	$488.6

Costs and Expenses:
Cost of products sold	376.8	361.6
Selling, general and administrative expense, net	110.1	113.2
Amortization of intangible assets	11.0	11.9
	497.9	486.7
Operating earnings	24.9	1.9
Interest expense	(24.5)	(29.3)
Earnings (loss) before provision (benefit) from income taxes	0.4	(27.4)
Provision (benefit) from income taxes	1.6	(6.3)
Net loss	$(1.2)	$(21.1)

Basic loss per share	$(0.08)	$(1.40)

Diluted loss per share	$(0.08)	$(1.40)

Weighted Average Common Shares:
Basic	15,130,272	15,107,845
Diluted	15,130,272	15,107,845

The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(A)
Nortek, Inc. (“Nortek”) and all of its wholly-owned subsidiaries, collectively the “Company”, is a diversified manufacturer of innovative, branded residential and commercial building products, operating within four reporting segments. Through these segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market, and the personal and enterprise computer markets.

The Company operates on a calendar year and for its interim periods operates on a 4-4-5 fiscal calendar, where each fiscal quarter is comprised of two 4-week periods and one 5-week period, with each week ending on a Saturday. The Company's fiscal year always begins on January 1 and ends on December 31. As a result, the Company's first and fourth quarters may have more or less days included than a traditional 4-4-5 fiscal calendar, which consists of 91 days. The first three months ended March 31, 2012 (“first quarter of 2012”) and April 2, 2011 (“first quarter of 2011”) include 91 days and 92 days, respectively.

The accompanying unaudited condensed consolidated summary of operations reflects the accounts of Nortek and all of its wholly-owned subsidiaries after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. Operating results for the first quarter ended March 31, 2012 are not necessarily indicative of the results that may be expected for other interim periods or for the year ending December 31, 2012.

This unaudited condensed consolidated summary of operations should be read in conjunction with the consolidated financial statements and notes included in the Company's latest quarterly report on Form 10-Q, its audited consolidated financial statements and the related notes included in the Company's latest Annual Report on Form 10-K and its latest Current Reports on Form 8-K as filed with the Securities and Exchange Commission.